Exhibit 99.2

BURT WATSON JOINS ALLIANCE MMA AS DIRECTOR OF FIGHTER RELATIONS

MMA Legend to Help Cultivate Next Generation of Champion Fighters

NEW YORK, NY – November 8, 2016 – Alliance MMA, Inc. ("Alliance MMA" or the "Company") (NASDAQ: AMMA), a mixed martial arts organization offering premier promotional opportunities for aspiring mixed martial arts fighters, today announced that MMA legend Burt Watson has joined the Company as Director, Fighter Relations, where he will serve as a motivational mentor for Alliance MMA’s regional promotions and their fighters.

In this newly created capacity, Mr. Watson will help shepherd Alliance MMA’s most valued product, its fighters, in their quest to become MMA champions. Applying his extraordinary inspirational talents, he will routinely visit Alliance MMA promotions to ensure consistency in the fighter relations process, and concurrently assist in nurturing the upcoming generation of professional fighters. Mr. Watson will help standardize the coordination of behind the scenes details for the promotions to help ensure that fighters are competing at the highest possible level of personal performance.

“Alliance MMA has already acquired five promotions, and we have plans to expand our operations aggressively in the coming months. Burt’s direct involvement will create a level of consistency for the promotions that we believe will result in our ability to ensure remarkably competitive opportunities for our fighters, while at the same time maximizing the entertainment value for our fans,” said Robert Haydak, President of Alliance MMA, Inc. “Burt has a unique talent for personalizing the fighter’s experience which creates a truly supercharged environment. He takes a sincere personal interest in every athlete, before, during and after each event. His infectious charisma inspires fighters preceding their bouts, and when necessary, he’s also the first person to provide compassionate consolation. We are absolutely thrilled to feature his larger than life presence as a key member of our team."

Mr. Watson began his career in boxing more than 30 years ago coordinating events that involved boxing stars Mike Tyson, Oscar De La Hoya, Roy Jones, Sugar Ray Leonard, Bernard Hopkins and Wladimir Klitschko. Most recently, he served as head of fighter relations at Cage Fury Fighting Championships (CFFC), an Alliance MMA promotion. Before joining CFFC, Mr. Watson was the Ultimate Fighting Championship (UFC) Event Coordinator for 14 years where he was intimately involved in producing some of their most memorable events. Prior to his association with the UFC organization, Mr. Watson served as the business manager for legendary fighter ”Smokin’ Joe" Frazier for several years, and coordinated a promotional tour featuring renowned boxing greats Joe Frazier, Muhammad Ali, Larry Holmes, George Foreman and Ken Norton. Throughout his illustrious career, Mr. Watson was responsible for coordinating televised sporting events featured on numerous networks including ABC, CBS, NBC, ESPN, HBO, Showtime, USA, BET and Telemundo.

“My passion is working closely with fighters, and now with the Alliance MMA opportunity, I get to work with both fighters and the regional promoters to deliver the best possible experience for all,” said Mr. Watson. “MMA is widely regarded as the world’s fastest growing sport, and as the fan base continues to expand, I am totally stoked to help produce the next generation of stars as a member of the Alliance MMA family.”

Alliance MMA is the first MMA company to be traded on a major stock exchange, and is currently the only way for the public to invest in the MMA industry. Earlier this month, Alliance MMA announced the successful completion of their IPO, their listing on the NASDAQ and their acquisition of seven companies including five MMA promotion companies, a digital media sports platform and an electronic ticketing platform optimized for marketing MMA events.

MMA is a full contact sport that allows a wide range of fighting techniques including, striking and grappling from various martial arts and disciplines including Boxing, Wrestling, Brazilian Jiu Jitsu, Karate & Muay Thai. Professional MMA fights are legal and regulated by state athletic commissions in all 50 states.

About Alliance MMA, Inc.

Alliance MMA (NASDAQ: AMMA) is a mixed martial arts organization offering premier promotional opportunities for aspiring mixed martial arts (MMA) fighters who wish to advance to the sport’s highest level of professional competition. Alliance MMA’s mission is to identify and cultivate the next generation of fighters and champions for the Ultimate Fighting Championship (UFC) and other premier MMA promotions.

With some of the world’s leading MMA promotions under the Alliance MMA umbrella, the organization aims eventually to host in excess of 125 events per year, showcasing more than 1,000 fighters. Alliance MMA will also be dedicated to generating live original sports media content, attracting an international fan base, and securing major brand sponsorship revenue for our live MMA events, digital media platform and Alliance MMA fighters.

Alliance MMA, Inc. was incorporated in 2015 for the purpose of acquiring businesses that engage in the promotion of MMA events. In 2016, the company went public with a listing on the NASDAQ stock market. Alliance MMA is the only mixed martial arts promotion company that is publicly traded, allowing public investment in the world’s fastest growing sport.

For more information visit, www.alliancemma.com

Or contact:

James Platek

Director, Investor Relations

Alliance MMA, Inc.

590 Madison Avenue

New York NY 10022

(212) 739-7825, x707

Kristie Galvani

Rubenstein Public Relations

kgalvani@rubensteinpr.com

212-805-3005

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, those discussed under the heading “Risk Factors” in our registration statement on Form S-1 (Registration No. 333-213166) declared effective by the Securities and Exchange Commission on September 2, 2016. Alliance MMA encourages you to review other factors that may affect its future results in Alliance MMA’s registration statement and in its other filings with the Securities and Exchange Commission.